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EXHIBIT 5.1

February 10, 2005

MacroPore Biosurgery, Inc.
6740 Top Gun Street
San Diego, California 92121

Re:	MacroPore Biosurgery, Inc. Registration Statement on Form S-8 for 3,000,000 Shares of Common Stock Issuable Under the 2004 Equity Incentive Plan

Ladies and Gentlemen:

        We have acted as counsel to MacroPore Biosurgery, Inc., a Delaware corporation (the "Company"), in connection with the registration statement on Form S-8 to be filed with the Securities and Exchange Commission on or about February 10, 2005 (the "Registration Statement"), for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), 3,000,000 shares of the Company's Common Stock (the "Shares"). The Shares are issuable under the Company's 2004 Equity Incentive Plan (the "Plan").

        This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

        In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies.

        We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the establishment of the Plan. Based on such review, we are of the opinion that if, as and when the Shares have been issued and sold (and the consideration therefor received) pursuant to (a) the provisions of option agreements duly authorized under the Plan and in accordance with the Registration Statement, or (b) duly authorized direct stock issuances in accordance with the Plan and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

        This opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.

        We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

        This opinion is rendered to you in connection with the Registration Statement and is solely for your benefit. This opinion may not be relied upon by you for any other purpose, or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent. This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

Very truly yours,
/s/ Heller Ehrman White & McAuliffe LLP

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  EXHIBIT 5.1